EXHIBIT I

                         CONSENT AND OPINION OF COUNSEL

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KIRKPATRICK & LOCKHART LLP                     1800 Massachusetts Avenue, NW
                                               Second Floor
                                               Washington, DC  20036-1800
                                               202.778.9000
                                               www.kl.com






May 12, 2000


Conseco StockCar Stocks Mutual Fund, Inc.
  -- Conseco StockCar Stocks Index Fund
11815 N. Pennsylvania Street, K1B
Carmel IN 46032



Ladies and Gentlemen:

     We have acted as counsel to Conseco StockCar Stocks Mutual Fund, Inc. a Maryland corporation (the "Corporation"), in connection with Post-Effective Amendment No. 9 ("PEA") to the Corporation's Registration Statement on Form N-1A (File No. 811-8791) relating to the issuance and sale of Shares of the Conseco StockCar Stocks Index Fund, a series of the Corporation. You have requested our opinion with respect to the matters set forth below.

     In this opinion letter, the term "Shares" refers to the shares of common stock of the Conseco StockCar Stocks Index Fund that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

     In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Corporation's Articles of Incorporation, and Bylaws, and any amendments thereto, and such other documents relating to its organization and operation and such resolutions of the Corporation's Board of Directors as we have deemed relevant to our opinions, as set forth herein.

     The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Maryland that in our experience are normally applicable to the issuance of shares of corporations organized under the laws of the State of Maryland and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

     Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Corporation of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable.
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KIRKPATRICK & LOCKHART LLP

Conseco StockCar Stocks Mutual Fund, Inc.
May 12, 2000
Page 2


     We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

     The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

     We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.



                                               Very truly yours,
                                               -------------------------------
                                               /s/ KIRKPATRICK & LOCKHART LLP

                                               KIRKPATRICK & LOCKHART LLP